Exhibit 10.4

Assignment and Assumption Agreement

This Assignment and Assumption Agreement (this “Agreement”) dated as of July 10, 2020 (the “Effective Date”), is entered into by and between Isaac Capital Fund I, a Georgia limited liability company (“Assigning Party”), Isaac Capital Group, LLC, a Delaware limited liability company (“Assuming Party”).

WHEREAS, Assigning Party desires to assign to Assuming Party all of its rights and delegate to Assuming Party all of its obligations under certain contracts as described on Schedule 1 attached hereto (collectively “Assigned Contracts”); and

WHEREAS, Assuming Party desires to accept such assignment of rights and delegation of obligations under the Assigned Contracts.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Assignment and Assumption.

1.1Assignment. Assigning Party irrevocably sells, assigns, grants, conveys, and transfers to Assuming Party all of Assigning Party’s right, title, and interest in and to the Assigned Contracts.

1.2Assumption. Assuming Party unconditionally accepts such assignment and assumes all of Assigning Party’s duties, liabilities, and obligations under the Assigned Contracts, and agrees to pay, perform, and discharge, as and when due, all of the obligations of Assigning Party under the Assigned Contracts accruing on and after the Effective Date.

2.Representations and Warranties.

2.1Assigning Party’s Representations and Warranties. Assigning Party represents and warrants as follows:

(a)It is duly organized, validly existing, and in good standing under the laws of the State of Georgia.

(b)It has the full right, limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder.

(c)When executed and delivered by it, this Agreement will constitute the legal, valid, and binding obligation of Assigning Party, enforceable against it in accordance with its terms and not subject to defenses.

2.2Assuming Party’s Representations and Warranties. Assuming Party represents and warrants as follows:

(a)It is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)It has the full right, limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder.

(c)When executed and delivered by it, this Agreement will constitute the legal, valid, and binding obligation of Assuming Party, enforceable against it in accordance with its terms.

3.Miscellaneous.

3.1Further Assurances. On the other party’s reasonable request, each party shall, at its sole cost and expense, execute and deliver all such further instruments, documents, and agreeements, and take all such further acts, necessary to give full effect to this Agreement.

3.2Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. On such determination that any term or other provision is invalid, illegal, or unenforceable, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

3.3Entire Agreement. This Agreement, together with all related exhibits and schedules, is the sole and entire agreement of the parties to this Agreement regarding the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

3.4Amendment and Modification. No amendment to or rescission, termination, or discharge of this Agreement is effective unless it is in writing and signed by each party to this Agreement.

3.5Waiver. No waiver under this Agreement is effective unless it is in writing and signed by the party waiving its right.  Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion.  None of the following is a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement: (i) any failure or delay in exercising any right, remedy, power, or privilege or in enforcing any condition under this Agreement; or (ii) any act, omission, or course of dealing between the parties.

3.6Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the parties or otherwise. Despite the previous sentence, the parties intend that Indemnified Party’s rights under Section 6 are its exclusive remedies for the events specified therein.

3.7No Third-Party Beneficiaries. This Agreement benefits solely the parties to this Agreement and their respective successors and assigns and nothing in this Agreement, express or implied, confers on any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

3.8Choice of Law. This Agreement and exhibits and schedules attached hereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of State of Nevada, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Nevada.

3.9Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ISAAC CAPITAL FUND I, LLC
By:___/s/ Jon Isaac__________________ Name: Jon Isaac Title: President and Chief Executive Officer
ISAAC CAPITAL GROUP LLC
By: __/s/ Jon Isaac___________________ Name: Jon Isaac Title: President and Chief Executive Officer

Schedule 1

Assigned Contracts

1.

Loan and Security Agreement dated as of July 6, 2015 (the “Loan and Security Agreement”) among Marquis Affiliated Holdings LLC, Marquis Industries, Inc., Isaac Capital Fund I, LLC, and the other parties thereto

2.	Consent, Joinder and First Amendment to Loan and Security Agreement dated January 31, 2020
3.	Second Amendment to Loan and Security Agreement dated July 10, 2020